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                                                                      EXHIBIT 11


                               HARSCO CORPORATION
            COMPUTATION OF FULLY DILUTED NET INCOME PER COMMON SHARE
                     (dollars in thousands except per share)

                           ---------------------------

                                              3 MONTHS ENDED MARCH 31
                                               1997              1996
                                               ----              ----
Net income                                 $    30,098        $    31,110
                                           ===========        ===========

Average shares of common stock
       outstanding used to compute
       primary earnings per common
       share                                49,496,273         50,172,058

Additional common shares to be
       issued assuming exercise of
       stock options, net of shares
       assumed reacquired                      422,875            486,094
                                           -----------        -----------

Shares used to compute dilutive
       effect of stock options              49,919,148         50,658,152
                                           ===========        ===========

Fully diluted net income per
       common share                        $       .60        $       .61
                                           ===========        ===========

Net income per common share                $       .61        $       .62
                                           ===========        ===========